Exhibit 10.22

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE TOCAGEN INC. HAS DETERMINED THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO TOCAGEN INC. IF PUBLICALLY DISCLOSED.

ASSET PURCHASE AGREEMENT

by and between

Abintus Bio, Inc.

and

Tocagen Inc.

Dated as of April 9, 2020

-i-

(CONTINUED)

[***]=CERTAIN CONFIDENTIAL INFORMATION OMITTED

-ii-

(CONTINUED)

-iii-

CONTINUED

Exhibits

Exhibit A	-	Certain Definitions
Exhibit B	-	Form of Bill of Sale
Exhibit C	-	Form of Assignment and Assumption Agreement
Exhibit D	-	Form of Patent Assignment Agreement
Exhibit E	-	Form of Cross License and Transition Agreement

Schedules

Schedule 1.1(a)	-	Transferred Patents
Schedule 1.1(b)	-	Transferred Records
Schedule 1.1(c)	-	Transferred Materials
Schedule 1.1(d)	-	Transferred Contracts
Schedule 1.1(e)	-	Transferred Equipment
Schedule 1.1(f)	-	Transferred Listed Know-How
Schedule 1.11	-	Purchase Price Allocation
Schedule 2.8	-	Consents

-iv-

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (as may be amended from time to time, this “Agreement”) is made and entered into as of April 9, 2020, by and between ABINTUS BIO, INC., a Delaware corporation (“Purchaser”) and TOCAGEN INC., a Delaware corporation (“Seller”). Certain capitalized terms used in this Agreement are defined in Exhibit A. Seller and Purchaser are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

A.    Seller owns or otherwise controls certain intellectual property rights, materials, know-how, and data related to non-replicating vectors and immortal stem cells.

B.    Seller desires to sell, and Purchaser desires to purchase, the Purchased Assets pursuant to this Agreement and the Ancillary Agreements (the “Transactions”).

C.    Simultaneously with the execution and delivery of this Agreement, and as a material inducement to the willingness of the Parties to enter into this Agreement, the Parties will enter into the Ancillary Agreements.

In consideration of the mutual benefits to be derived from this Agreement and of the representations, warranties, conditions, agreements and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

AGREEMENT

SECTION 1. DESCRIPTION OF TRANSACTION

1.1    Purchase and Sale of Assets. Upon the terms and subject to the conditions set forth herein, at the Closing, Seller shall sell, convey, assign and transfer to Purchaser and Purchaser shall purchase, acquire and accept from Seller free and clear of all Liens (other than Permitted Liens), all of Seller’s right, title and interest in and to the Purchased Assets. As used herein, “Purchased Assets” shall mean all right, title and interest of Seller (or its Affiliates) in and to the following assets existing as of Closing, other than Excluded Assets:

(a)    the Patents listed on Schedule 1.1(a) (the “Transferred Patents”);

(b)    the data and records listed on Schedule 1.1(b) (the “Transferred Records”);

(c)    the reagents, cell lines and other materials and supplies listed on Schedule 1.1(c) (the “Transferred Materials”);

(d)    the Contracts listed on Schedule 1.1(d) (the “Transferred Contracts”);

(e)    the equipment listed on Schedule 1.1(e) (the “Transferred Equipment”);

(f)    all Know-How owned by Seller to the extent related to the NV Technology and Stem Cell Technology (the “Transferred Know-How”), including Know-How listed on Schedule 1.1(f) (such listed Know-How, the “Transferred Listed Know-How”); and

(g)    all claims, counterclaims, defenses, causes of action, rights under express or implied warranties, rights of recovery, rights of set-off, rights of subrogation and all other rights of any kind against any Third Party, to the extent solely relating to any Purchased Assets.

1.2    Assumed Liabilities. Upon the terms and subject to the conditions set forth herein, Purchaser agrees, effective at the Closing, to assume and to satisfy and discharge the following Liabilities relating to the Purchased Assets, in each case other than the Retained Liabilities (all of the foregoing Liabilities being collectively referred to hereinafter as the “Assumed Liabilities”):

(a)    all Liabilities arising out of or relating to lawsuits and claims, irrespective of the legal theory asserted, arising from the manufacture, marketing, distribution, sale or use of the NV Technology and Stem Cell Technology or the use of the Purchased Assets, in each case, by or on behalf of Purchaser following the Closing; and

(b)    all other Liabilities (including Liabilities related to Taxes) arising out of or relating to Purchaser’s use, ownership, possession, operation, sale or lease of the Purchased Assets following Closing.

1.3    Excluded Assets. Purchaser acknowledges and agrees that it is not acquiring any right, title or interest in, to or under any other assets, properties or rights of Seller or any of its Affiliates other than the Purchased Assets (collectively, the “Excluded Assets”).

1.4    Retained Liabilities. Seller and its Affiliates shall retain responsibility for the following Liabilities (the “Retained Liabilities”):

(a)    all Liabilities to the extent related to the Excluded Assets;

(b)    all Liabilities arising out of the ownership, use, operation or maintenance of the Purchased Assets prior to the Closing; regardless of when claims related to such Liabilities are asserted; and

(c)    all Liabilities arising out of Seller’s business and activities after the Closing, including, but not limited to, any contemplated company sale or merger of Seller.

(d)    all Liabilities for (i) Taxes of Seller (or any stockholder or Affiliate of Seller), or for which Seller (or any stockholder or Affiliate) is or are liable, for any taxable period; (ii) all Taxes relating to the Purchased Assets for any Pre-Closing Tax Period; (iii) Taxes, including any withholding Taxes, that arise out of the consummation of the Transactions or that are the responsibility of Seller pursuant to Section 6.2(b) or Section 6.2(c); and (iv) any Liability for Taxes of Seller (or any stockholder or Affiliate of Seller) that becomes a Liability of Purchaser under any common law doctrine of de facto merger or transferee or successor liability or otherwise by operation of contract or Law.

1.5    Closing. The closing of the Transactions (the “Closing”) shall take place at the Seller’s offices at 4445 Eastgate Mall, Suite 200, San Diego, CA 92121, on such mutually agreeable date as soon as practicable (and in any event not later than three business days) after the satisfaction or waiver of all conditions set forth in Section 9 hereof (other than those conditions that, by their terms, are not capable of being satisfied or waived until the Closing) (the “Closing Date”).

1.6    Closing Deliverables.

(a)    Except as otherwise indicated below, at the Closing, Seller shall deliver the following to Purchaser:

(i)    a receipt acknowledging receipt of the Upfront Purchase Price;

(ii)    the Transferred Patents;

(iii)    the Transferred Records;

(iv)    the Transferred Materials;

(v)    the Transferred Contracts;

(vi)    the Transferred Equipment;

(vii)    the Transferred Listed Know-How;

(viii)    the Consents listed on Schedule 2.8; and

(ix)    a completed and properly executed IRS Form W-9 or the appropriate version of IRS Form W-8 (as and if applicable) from Seller.

(b)    At the Closing, Purchaser shall deliver the Upfront Purchase Price to Seller.

1.7    Purchase Price. In consideration of the conveyances and licenses contemplated under this Agreement and the Ancillary Agreements (a) on the Closing Date, Purchaser shall pay to Seller, the amount of One Million Dollars ($1,000,000) (the “Upfront Purchase Price”), by wire transfer of U.S. dollars in immediately available funds to the account (or accounts) designated by Seller by notice to Purchaser on the Closing Date, and (b) upon the occurrence of an applicable Milestone Event, Purchaser shall pay to Seller the applicable Milestone Payments payable in accordance with Section 1.8 (collectively, the “Purchase Price”).

1.8    Contingent Consideration.

(a)    Milestone Payments. Within [***] after the achievement of a milestone event listed below (each such milestone event, a “Milestone Event”), Purchaser shall notify Seller in writing that such Milestone Event has been achieved (each such notice, a “Milestone Notice”). Seller shall invoice Purchaser for the milestone payment corresponding to the applicable Milestone Event (each, a “Milestone Payment,” and, collectively, the “Milestone Payments”). Within [***] following the receipt of the applicable invoice from Seller, Purchaser shall, pay, or cause to be paid, the Milestone Payment corresponding to the applicable Milestone Event to Seller by depositing, or causing to be deposited, by wire transfer of immediately available funds to such bank account as may be designated by Seller. All payments to be made by Purchaser under this Section 1.8(a) shall be made in U.S. dollars. Each of the Milestone Payments shall be payable one time only, for the first achievement of the corresponding Milestone Event, regardless of how many times such Milestone Event is achieved with one or more of the same or different Products.

Number	Milestone Event	Milestone Payment (US$)
1	First Marketing & Reimbursement Approval in [***]	[***]
2	First Marketing & Reimbursement Approval in a country in [***]	[***]
3	First Marketing & Reimbursement Approval in [***]	[***]
4	The Products first achieving $[***] in aggregate Net Sales in any one country	[***]
5	The Products first achieving $[***] in aggregate Net Sales in any one country	[***]

[***]=CERTAIN CONFIDENTIAL INFORMATION OMITTED

(b)    Commercially Reasonable Efforts. Purchaser shall have sole decision-making authority over the development, registration and commercialization of the Product, provided, that, Purchaser shall, and shall cause its Affiliates, Licensees and Sublicensees, as applicable, to, use Commercially Reasonable Efforts to develop and commercialize any Product. The obligations of Purchaser set forth in this Section 1.8 shall terminate upon the date that no additional Milestone Payments are payable pursuant to Section 1.8(a) (the “Product Obligation End Date”).

(c)    Purchaser Obligation. Seller hereby acknowledges and agrees that there is no assurance that Seller will receive any Milestone Payments and neither Purchaser nor any Affiliates of Purchaser promised any amounts to be received by Seller in respect of any Milestone Payments.

(d)    Termination of Milestone Payments. Notwithstanding anything to the contrary in this Agreement, the obligations to make Milestone Payments hereunder and the obligations in Section 6.4 shall terminate upon the Tocagen Merger Closing.

1.9    Withholding. If Purchaser or its successor, transferee, or Affiliate is required to deduct and withhold from the amounts payable pursuant to this Agreement any tax and pay such withheld tax to any tax or revenue authorities, then Purchaser shall promptly notify Seller of such withholding and promptly furnish Seller with copies of any tax certificates or other documentation evidencing such withholding. Purchaser shall cooperate with Seller in claiming exemption from such withholding under any treaty or other applicable Law or claiming a refund of such withholding. Each Party shall provide to the other Party any tax forms that may be reasonably necessary in order for Purchaser not to withhold tax or to withhold tax at a reduced rate under an applicable bilateral income tax treaty. All such withheld amounts shall be treated for all purposes under this Agreement as having been delivered to Seller in respect of which such deduction and withholding was made.

1.10    Late Payments. Interest will be assessed on any overdue payments at an annual rate of [***]%, or at such lower maximum annual rate permitted by applicable Law. The payment of such interest will not prevent Seller from exercising any other rights it may have as a consequence of the lateness of any payment.

1.11    Allocation of Purchase Price. Seller and Purchaser agree to allocate the Purchase Price among the Purchased Assets for all purposes (including Tax and financial accounting) in accordance with Schedule 1.11. Seller and Purchaser shall file all Tax returns (including amended returns and claims for refund) and information reports in a manner consistent with such allocation.

1.12    Additional Terms Regarding Cross License and Transition Agreement. Purchaser acknowledges that Seller is also working to sell the RV Technology (as defined in the Cross License and Transition Agreement) and related assets. If the transaction for such sale closes before the Closing Date, the Parties agree to enter into a mutually agreed amendment to modify this Agreement as appropriate to reflect that the Cross License and Transition Agreement was executed between Seller and the purchaser in such sale before the Closing Date and will be assigned to Purchaser as a Transferred Contract.

[***]=CERTAIN CONFIDENTIAL INFORMATION OMITTED

SECTION 2. REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Purchaser, except as set forth in the Disclosure Schedule (subject to the qualifications set forth in Section 11.12), as follows:

2.1    Due Incorporation. Seller is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has all necessary power and authority to own and use its assets in the manner in which its assets are currently owned and used. Seller is qualified or licensed to do business as a foreign corporation, and is in good standing, in each jurisdiction where the nature of its business requires such qualification or licensing, except where the failure to be so qualified, licensed or in good standing does not have, and would not reasonably be expected to have a material adverse effect on Seller or the ability of Seller to consummate the Transactions.

2.2    Authority; Binding Nature of Agreement. Seller has the requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement, and the consummation of the Transactions, have been duly authorized by all necessary corporate actions of Seller. This Agreement constitutes the valid and legally binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws of general application affecting or relating to the enforcement of creditors rights generally, and subject to equitable principles of general applicability, whether considered in a proceeding at Law or in equity (the “Bankruptcy, Equity and Indemnity Exception”).

2.3    Purchased Assets.

(a)    Except as set forth in Section 2.3 of the Disclosure Schedule, Seller has good and valid title to all the Purchased Assets free and clear of all Liens, other than Permitted Liens.

(b)    There are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which the Seller is a party or by which the Seller is bound obligating the Seller to exchange, transfer, deliver or sell, or cause to be exchanged, transferred, delivered or sold, the Purchased Assets.

(c)    The Transferred IP, Licensed Patents and Licensed Know-How constitute all of the material Intellectual Property owned or controlled by Seller that is necessary or useful to develop, commercialize and otherwise exploit the NV Technology and Stem Cell Technology, as contemplated by the Seller prior to the Closing Date.

2.4    Intellectual Property.

(a)    Registered IP.

(i)    Section 2.4(a)(i) of the Disclosure Schedule sets forth a true and complete list of: (1) each item of Registered IP; and (2) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable registration or serial number.

(ii)    Seller is the sole owner of all Registered IP.

(iii)   With respect to each item of Registered IP, Seller and its Affiliates have complied in all material respects with all of their obligations and duties to the respective patent offices, including the duty of candor and disclosure to the U.S. Patent and Trademark Office, and all applicable Laws. Seller has no Knowledge of any information, facts or circumstances that would reasonably be expected to result in any challenge to, or otherwise adversely impact, in any material respect, the ownership, use, patentability, registrability, enforceability or validity of any Registered IP. To Seller’s Knowledge, the issued Patents included in the Registered IP are valid and enforceable. Section 2.4(a)(iii) of the Disclosure Schedule describes each filing, payment, and action that, to Seller’s Knowledge, must be made or taken on or before the date that is [***] after the date of this Agreement in order to maintain each item of Transferred Patents. No Registered IP is involved in any nullity, inter partes or interference, opposition, reissue, reexamination, revocation, or equivalent proceeding, in which the inventorship, scope, validity or enforceability of any such Registered IP is being or has been contested or challenged, and to Seller’s Knowledge, no such proceeding has been threatened with respect to any such Registered IP.

(b)    Seller owns, and has good, valid, unexpired and enforceable title (free and clear of all Liens, other than Permitted Liens) to, all right, title and interest in and to all Transferred IP that is solely owned or purported to be solely owned by Seller.

(c)    No Person has asserted any written action, proceeding or other claim (or to Seller’s Knowledge, any oral claim) and, no such proceeding is pending or, to Seller’s Knowledge, threatened, against Seller (i) challenging ownership or other right, interest or title in or to, or the use, validity, enforceability, patentability or registrability of, any Registered IP, or (ii) alleging infringement or misappropriation or other violation of any Intellectual Property rights by either Seller or its Affiliates in respect of the NV Technology, Stem Cell Technology, and Purchased Assets, including any demand to license Intellectual Property of any Third Party, or (iii) involving any allegations that a current or former employee, officer, director, consultant, contractor, service provider or advisor of either Seller or its Affiliates (each, a “Seller Representative”) misappropriated, infringed or otherwise violated any Intellectual Property rights of any Person that had previously employed or otherwise engaged such Seller Representative (such Person, a “Former Employer”) or breached any agreement with its Former Employer in connection with such Seller Representative’s employment by, or other engagement with, or that otherwise relates to, either Seller or its Affiliates, in each case in relation to the NV Technology, Stem Cell Technology and or Purchased Assets.

(d)    None of the Registered IP is subject to any pending or outstanding consent, settlement, injunction, directive, order, judgment, or other disposition of dispute that adversely impacts or restricts the use, ownership, transfer, registration or licensing or other disposition of any such Transferred IP, or otherwise adversely affects the validity, scope, use, registrability, or enforceability of any Registered IP.

(e)    To Seller’s Knowledge, no Person has infringed or misappropriated or otherwise violated, and no Person is currently infringing or misappropriating or otherwise violating, any Registered IP.

(f)    Neither Seller nor any of its Affiliates is obligated under any contract or other agreement to make any payments by way of royalties, fees, or otherwise to any owner or licensor of, or other claimant to, any Transferred IP.

(g)    Seller and its Affiliates have taken reasonable security and other measures to protect any Transferred IP, including measures against unauthorized disclosure, to protect the secrecy, confidentiality, and value of its trade secrets and other technical information.

(h)    All Seller Representatives who have been involved in the creation or development of Transferred IP for or on behalf of Seller, have executed valid and enforceable written Contracts that include (i) present assignments to Seller of sole ownership of all Transferred IP created for or on behalf of Seller, and (ii) obligations of confidentiality that require such Seller Representatives to maintain and protect the confidential information of Seller and its Affiliates related to the Transferred IP (an “IP Agreement”).

[***]=CERTAIN CONFIDENTIAL INFORMATION OMITTED

Seller has secured written assignments from all Seller Representatives who contributed or contribute to the creation or development of any Transferred IP, of the rights to such Transferred IP arising from such contributions that may be owned by such Seller Representatives or that Seller does not already own by operation of Law. To Seller’s Knowledge, no Seller Representative (A) has any right, title, license, claim, option or other similar interest whatsoever in or with respect to any Transferred IP, or (B) is in material violation of any IP Agreement.

(i)    To Seller’s Knowledge, no Governmental Body or academic institution has any rights in or to, ownership of, or right to royalties and/or other payments for, any Transferred IP, nor has either Seller or its Affiliates used, directly or indirectly, any funding, grants, facilities, IP or personnel or other similar resources of any such Person in connection with any research or development of the Transferred IP.

(j)    The execution and delivery of this Agreement and the consummation of the Transactions (alone or in combination with any other event), and the compliance with the provisions of this Agreement do not and will not conflict with, alter, or impair, any of the rights of Seller in or to any Transferred IP or the validity, enforceability, registrability, use, right to use, ownership, priority, duration, scope, or effectiveness of any Registered IP.

2.5    Compliance with Laws. In relation to Seller’s use, research and development of the NV Technology and Stem Cell Technology and any Purchased Asset, Seller is in material compliance with, and has been in material compliance with, the then-applicable Laws, and Seller has not received any written notices or to Seller’s Knowledge other notices of any violation with respect to such Laws.

2.6    Contracts. Seller has made available to Purchaser true and complete copies of all Transferred Contracts and written amendments thereto, and Seller has not waived in writing any material rights or obligations under any Transferred Contract. Except as set forth in Section 2.6 of the Disclosure Schedule, (a) each Transferred Contract is legal, valid and binding on Seller and, to Seller’s Knowledge, the other party thereto, and is in full force and effect in accordance with its terms, subject to the Bankruptcy, Equity and Indemnity Exception, (b) Seller is not, and to Seller’s Knowledge no other party thereto is in material breach or material default in the performance, observance or fulfillment of any obligation or covenant contained in any Transferred Contract and, to Seller’s Knowledge, no event has occurred, that with the giving of notice or lapse of time or both, would constitute a material breach or material default thereunder, and (c) Seller has not received written notice or to Seller’s Knowledge other notice from any Person at any time during the past two years regarding any actual, alleged or potential violation or breach of, or default under, any of the Transferred Contracts or stating that such Person intends to terminate, cancel or make any material change to any Transferred Contract and there are no pending renegotiations of any of the Transferred Contracts.

2.7    Legal Proceedings; Orders. There is no pending Legal Proceeding, and, to Seller’s Knowledge, no Person has threatened to commence any Legal Proceeding: (a) that involves any of the Purchased Assets; or (b) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Transactions. There is no order, writ, injunction, judgment or decree of any Governmental Body to which any of the Purchased Assets is subject.

2.8    Non-Contravention; Consents. The execution and delivery of this Agreement by Seller and the consummation by Seller of the Transactions will not cause a: (a) violation of any of Seller’s Organizational Documents; (b) violation by Seller of any Law applicable to Seller, except as would not reasonably be expected to materially and adversely impact Seller’s ability to consummate the Transactions; or (c) default (or an event that, with or without notice or lapse of time or both would constitute a default) on the part of Seller under, result in a material modification or termination under, or give to others any rights of termination, modification, acceleration, reacquisition, transfer or cancellation of, or result in the creation of a Lien on, any of the Purchased Assets. Seller is not required to obtain any Consent from any Governmental Body or Third Party at any time prior to the Closing in connection with the execution and delivery of this Agreement or the consummation by Seller of the Transactions except for those Consents listed on Schedule 2.8 and which Seller shall have received prior to the Closing.

2.9    No Seller Vote Required. No vote or other action of the stockholders of Seller is required by applicable Law, the Organizational Documents of Seller or otherwise in order for Seller to enter into this Agreement and consummate the Transactions.

2.10    Financial Advisor. No broker, finder or investment banker is entitled to any brokerage or finder’s fee in connection with the Transactions or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.

2.11    Solvency. Seller is not entering into this Agreement with the intent to hinder, delay or defraud either present or future creditors. Immediately after giving effect to all of the Transactions and receipt of the Upfront Purchase Price, the Seller will be solvent.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller as follows:

3.1    Due Incorporation. Purchaser is a corporation duly organized and validly existing under the laws of the state of Delaware, and has all necessary power and authority to own and use its assets in the manner in which its assets are currently owned and used. Purchaser is qualified or licensed to do business as a foreign corporation, and is in good standing, in each jurisdiction where the nature of its business requires such qualification or licensing, except where the failure to be so qualified, licensed or in good standing does not have, and would not reasonably be expected to have a material adverse effect on Purchaser or the ability of Purchaser to consummate the Transactions.

3.2    Authority; Binding Nature of Agreement. Purchaser has the requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement, and the consummation of the Transactions, have been duly authorized by all necessary corporate actions of Purchaser. This Agreement constitutes the valid and legally binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to the Bankruptcy, Equity and Indemnity Exception.

3.3    Non-Contravention; Consents. The execution and delivery of this Agreement by Purchaser and the consummation by Purchaser of the Transactions will not: (a) cause a violation of any of the provisions of the Organizational Documents of Purchaser, (b) cause a violation by Purchaser of any Law applicable to Purchaser, except as would not reasonably be expected to materially and adversely impact Purchaser’s ability to consummate the Transactions, or (c) cause a default on the part of Purchaser under any material Contract of Purchaser, except as would not reasonably be expected to materially and adversely impact Purchaser’s ability to consummate the Transactions. Purchaser is not required to obtain any Consent from any Governmental Body or Third Party at any time prior to the Closing in connection with the execution and delivery of this Agreement or the consummation of the Transactions.

3.4    No Purchaser Vote Required. No vote or other action of the stockholders of Purchaser is required by applicable Law, the Organizational Documents of Purchaser or otherwise in order for Purchaser to consummate the Transactions.

3.5    Financial Advisor. No broker, finder or investment banker is entitled to any brokerage or finder’s fee in connection with the Transactions or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser.

SECTION 4. COVENANTS OF PURCHASER

4.1    Affiliates, Licensees, Sublicensees(a) . Purchaser shall remain responsible for the performance of its Affiliates, Licensees and Sublicensees under this Agreement, including for all payments due hereunder, whether or not the requirement for such payments arises from the activities of Purchaser, its Affiliates, Licensee or Sublicensees. For the avoidance of doubt, Purchaser shall pay Milestone Payments hereunder if its Affiliate, Licensee or Sublicensee achieves the Milestone Event, and Net Sales generated by its Affiliates, Licensee and Sublicensees shall count toward achievement of Milestone Events.

4.2    Records(a) . Purchaser shall use Commercially Reasonable Efforts to keep, and shall use Commercially Reasonable Efforts to cause its Affiliates, Licensees and Sublicensees to keep (as applicable), full and complete financial books, records and accounts of its activities related to Exploitation of Products, including those related to achievement of Milestone Events and calculations of gross sales and Net Sales, as well as full and complete records relating to Purchaser’s rights and obligations under this Agreement. Purchaser shall maintain all such records for not less than seven (7) years after creation.

SECTION 5. COVENANTS OF SELLER

5.1    Exclusivity.

(a)    During the period from full execution of this Agreement until Closing or earlier termination of this Agreement pursuant to Section 10, neither Seller, nor any of its representatives, shall solicit or initiate any discussions or negotiations with any other parties regarding the Purchased Assets, other than as part of an acquisition of all or substantially all the assets (other than the Purchased Assets) or securities of Tocagen in one or more transactions.

(b)    During the period from full execution of this Agreement until Closing or earlier termination of this Agreement pursuant to Section 10, if Seller receives an unsolicited bona fide offer from a third party that Seller determines constitutes, or could be reasonably likely to result in, a Superior Offer, Seller will give written prompt notice to Purchaser. For clarity, Seller may provide nonpublic information and documentation related to the Purchased Assets to such third party without breaching this Agreement, but Seller agrees to also promptly furnish such nonpublic information and documentation to Purchaser (to the extent such information has not been previously furnished by the Seller to Purchaser).

5.2    Release of Employees. Seller agrees that Purchaser may, but is under no obligation to, hire any current or former employees of Seller (each, a “Released Employee”). Solely with respect to [***], Seller hereby [***]. Seller hereby [***]. Seller hereby [***].

5.3    Waiver of [***]. [***]

5.4    Disclaimer. TRANSFERRED MATERIALS AND TRANSFERRED EQUIPMENT ARE PROVIDED “AS IS” AND WITHOUT WARRANTY, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY, TITLE OR FITNESS FOR A PARTICULAR PURPOSE. SELLER MAKES NO REPRESENTATION OR WARRANTY THAT THE TRANSFERRED MATERIALS WAS MANUFACTURED IN ACCORDANCE WITH LAW, INCLUDING GOOD MANUFACTURING PRACTICES. SELLER SHALL HAVE NO LIABILITY TO PURCHASER, ITS AFFILIATES, LICENSEES, SUBLICENSEES OR ANY THIRD PARTY ARISING

[***]=CERTAIN CONFIDENTIAL INFORMATION OMITTED

OUT OF OR RELATED TO THE TRANSFERRED MATERIALS AND TRANSFERRED EQUIPMENT AFTER CLOSING, INCLUDING ANY LIABILITY OR DAMAGES RELATED TO USE OF THE TRANSFERRED MATERIALS AND TRANSFERRED EQUIPMENT AFTER CLOSING, AND ALL USE OF THE TRANSFERRED MATERIALS AND TRANSFERRED EQUIPMENT AFTER CLOSING IS AT ITS SOLE RISK.

SECTION 6. ADDITIONAL COVENANTS OF THE PARTIES

6.1    Disclosure(a) . Neither Seller, on the one hand, nor Purchaser, on the other hand, shall issue any press release or make any public statement regarding this Agreement or the Transactions, or regarding any of the other transactions contemplated by this Agreement, without the prior written consent of the other Party; provided, however, that each of Seller and Purchaser, respectively, may, without the prior consent of the other Party, (a) issue or cause the publication of any press release or other public announcement to the extent it determines that so doing is required by applicable Law, obligations pursuant to any listing agreement with or rules of any securities exchange or trading market on which securities of Purchaser or any of its Affiliates are listed, in which case each of Seller or Purchaser, as the case may be, will provide the other Party with a reasonable opportunity to review and comment on such press release or other public announcement and shall give due consideration to all reasonable additions, deletions or changes suggested thereto by the other Party, and (b) under an obligation of confidentiality, disclosed the transaction terms and this Agreement to actual and potential investors in Seller or Purchaser or their respective assets.

6.2    Tax Matters(a) Purchaser, Seller and its Affiliates shall cooperate in connection with the preparation and filing of any Tax Returns, and any proceeding, investigation, audit or review by a Governmental Body with respect to Taxes relating to the Purchased Assets or arising from the transaction contemplated by this Agreement. Such cooperation shall include the retention and, upon Purchaser’s request, the provision of records and information that are reasonably relevant to any such preparation, filing, proceeding, investigation, audit or review and access to employees on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Seller agrees to (to the extent applicable) (i) retain all books and records with respect to Tax matters relating to any Pre-Closing Tax Period, and to abide by all record retention agreements entered into with any Governmental Body and (ii) use commercially reasonable efforts to give the Purchaser reasonable written notice prior to destroying or discarding any such books and records and, if the Purchaser so requests, Seller shall allow Purchaser to take possession of such books and records; provided, however, neither Seller nor any of its Affiliates shall have any obligations or responsibilities with respect to such matters addressed in clause (i) of this sentence (other than with respect to agreements entered into with a Governmental Body) beyond those required by applicable law.

(b)    Except for Transfer Taxes, all personal property or similar Taxes applicable to the Purchased Assets for a Straddle Period shall be apportioned between Seller and Purchaser as of the Closing Date based on the number of days of such taxable period included in the Pre-Closing Tax Period and the number of days of such taxable period included in the Post-Closing Tax Period. Seller shall be liable for the proportionate amount of such Taxes that is attributable to the Pre-Closing Tax Period, and Purchaser shall be liable for the proportionate amount of such Taxes that is attributable to the Post-Closing Tax Period.

(c)    Seller shall pay all sales, use, value added, transfer, stamp, registration, documentary, conveyance, recording, or similar Taxes (“Transfer Taxes”) incurred as a result of the Transactions, Seller shall at its own expense prepare and file all related Tax Returns, and if required by applicable Law, Seller shall, and shall cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

6.3    Transfer of Intellectual Property. Each Party shall timely do, or cause to be done, all things reasonably requested by the other Party in order to transfer to Purchaser all Transferred Patents. Such transfers shall be pursuant to recordable assignments in form and substance reasonably satisfactory to Purchaser. Further, until the Tocagen Merger Closing, Seller shall continue to provide reasonable assistance to Purchaser to assist with the proper and timely transfer to Purchaser of the other Purchased Assets.

6.4    Covenants Regarding Transfer of this Agreement or the Purchased Assets. Purchaser agrees to impose the relevant obligations of this Agreement on any acquiror, Licensee or Sublicensee of any or all of the Purchased Assets, which shall include Sections 1.8 and 4.1.

SECTION 7. INDEMNIFICATION

7.1    Indemnification by Seller. Subject to the other provisions of this Section 7, following the Closing, Seller shall indemnify Purchaser, its Affiliates, and each of their respective officers, directors, employees, agents, successors and permitted assigns (each a “Purchaser Indemnified Party”) against, and hold them harmless from, any Damages suffered, incurred or sustained by any Purchaser Indemnified Party to the extent resulting from or arising out of:

(a)    any Retained Liabilities;

(b)    any inaccuracy in or breach of any representation or warranty made by Seller in this Agreement;

(c)    any breach or nonfulfillment by Seller of any of its covenants, obligations or agreements contained in this Agreement; and/or

(d)    a Bankruptcy Event.

7.2    Indemnification by Purchaser. Subject to the other provisions of this Section 7, following the Closing, Purchaser shall indemnify Seller, its Affiliates, and each of their respective officers, directors, employees, agents, successors and permitted assigns (each a “Seller Indemnified Party”) against, and hold it harmless from, any Damages suffered, incurred or sustained by any Seller Indemnified Party to the extent resulting from or arising out of:

(a)    any Assumed Liabilities;

(b)    any inaccuracy in or breach of any representation or warranty made by Purchaser in this Agreement; and/or

(c)    any breach or nonfulfillment by Purchaser of any of its covenants, obligations or agreements contained in this Agreement.

7.3    Third-Party Claims(a) .

(a)    In the event an Indemnified Party becomes aware of a Third Party claim (including any action or proceeding commenced or threatened to be commenced by any Third Party) that the Indemnified Party reasonably believes may result in an indemnification pursuant to Section 7.1 or Section 7.2 (any such claim, a “Third-Party Claim”), the Indemnified Party shall promptly (and in any event within 10 Business Days after becoming aware of such claim) notify the Indemnifying Party in writing of such Third-Party Claim (such notice, the “Claim Notice”). The Claim Notice shall be accompanied by copies of any relevant and material documentation submitted by the Third Party making such Third-Party Claim and shall describe in reasonable detail (to the extent known by the Indemnified Party) the facts constituting the basis for such Third-Party Claim and the amount of the claimed Damages; provided, however, that no delay or failure on the part of the Indemnified Party in delivering a Claim Notice shall relieve the Indemnifying Party from any liability hereunder except and only to the extent the Indemnifying Party shall have been actually and materially prejudiced as a result of such delay or failure.

(b)    Within 20 Business Days after receipt of any Claim Notice, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of the Third-Party Claim referred to therein at the Indemnifying Party’s sole cost and expense with counsel reasonably satisfactory to the Indemnified Party. Notwithstanding anything to the contrary contained herein, the Indemnifying Party shall not be entitled to assume or control the investigation, defense or prosecution of such Third-Party Claim if (i) a material portion of the Damages associated with such Third-Party Claim are not reasonably expected to be indemnifiable hereunder (including in the event the amount in dispute is reasonably likely to exceed the maximum amount for which the Indemnifying Party can then be liable pursuant to this Section 7); (ii) at the time of assumption or thereafter, the Indemnifying Party fails to conduct the investigation, defense or prosecution actively and diligently; or (iii) such Third-Party Claim seeks non-monetary, equitable or injunctive relief against the Indemnified Party or alleges any violation of criminal Law.

(c)    The Party not controlling the defense of such Third-Party Claim (the “Non-Controlling Party”) may participate therein at its own expense; provided, however, that if the Indemnifying Party assumes control of the defense of such Third-Party Claim and the Indemnifying Party and the Indemnified Party have materially conflicting interests or different defenses available with respect to such Third-Party Claim which cause the Indemnified Party to hire their own separate counsel with respect to such proceeding, and the fees and expenses of such separate counsel to the Indemnified Party shall be at the Indemnified Party’s own cost and shall not be considered “Damages” for purposes of this Agreement. The Party controlling the defense of such Third-Party Claim (the “Controlling Party”) shall keep the Non-Controlling Party advised of the status of such Third-Party Claim and the defense thereof and shall consider in good faith recommendations made by the Non-Controlling Party with respect thereto. The Non-Controlling Party shall furnish the Controlling Party with such information as it may have with respect to such Third-Party Claim (including copies of any summons, complaint or other pleading which may have been served on such Party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Controlling Party in the defense of such Third-Party Claim.

(d)    The Indemnifying Party shall not agree to any settlement of, or the entry of any judgment arising from, any such Third-Party Claim without the prior written consent of the Indemnified Party; provided, however, that the consent of the Indemnified Party shall not be required with respect to any such settlement or judgment if (i) such settlement or judgment (A) involves no admission of wrongdoing by the Indemnified Party, and (B) the sole relief provided is monetary Damages, and (ii) the Indemnifying Party agrees in writing to pay or cause to be paid any amounts payable pursuant to such settlement or judgment and such settlement or judgment includes a complete release of the Indemnified Party and its Affiliates, directors, officers, employees and representatives from further liability. Whether or not the Indemnifying Party shall have assumed the defense of a Third-Party Claim, the Indemnified Party shall not admit liability with respect of, or agree to any settlement of, or the entry of any judgment arising from, any such Third-Party Claim without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld or delayed; provided, however, that the consent of the Indemnifying Party shall not be required with respect to any such settlement or judgment if the Indemnified Party agrees in writing to pay or cause to be paid any amounts payable pursuant to such settlement or judgment and that no Indemnified Party is entitled to indemnification under this Agreement in respect of such settlement or judgment. Furthermore, a Party’s consent to any settlement of a Third-Party Claim shall not be used as evidence of the truth of the allegations in any Third-Party Claim or the merits of such Third-Party Claim and the existence of any Third-Party Claim shall not create a presumption of any breach by a Party to this Agreement of any of its representations, warranties or covenants set forth in this Agreement.

7.4    Indemnification Mechanics.

(a)    In order to seek indemnification under this Section 7 for a claim which does not involve a Third-Party Claim, the Indemnified Party shall with reasonable promptness deliver a written notice (an “Indemnification Demand”) to the Indemnifying Party which contains (i) a description and the amount of any Damages incurred or reasonably expected to be incurred by the Indemnified Party (to the extent then known) and (ii) a statement that the Indemnified Party is entitled to indemnification under Section 7.1 or Section 7.2 for such Damages and a reasonable explanation of the basis therefor (to the extent then known).

(b)    Upon request, the Indemnified Party shall furnish the Indemnifying Party with any information to the extent that such information is reasonably necessary in order to evaluate the Indemnification Demand. If the Indemnifying Party in good faith objects to any claim made by the Indemnified Party in the Indemnification Demand, then the Indemnifying Party shall deliver a written notice (an “Indemnification Dispute Notice”) to the Indemnified Party within 30 calendar days following receipt by the Indemnifying Party of an Indemnification Demand from such Indemnified Party. The Indemnification Dispute Notice shall set forth in reasonable detail the principal basis for the dispute of any claim made by the Indemnified Party in the Indemnification Demand. If the Indemnifying Party fails to deliver an Indemnification Dispute Notice prior to the expiration of such 30-calendar day period, then the indemnity claim set forth in the Indemnification Demand shall be conclusively determined in the Indemnified Party’s favor for purposes of this Section 7, and the Indemnified Party shall be indemnified for the amount of the Damages stated in such Indemnification Demand (or, in the case of any notice in which the Damages (or any portion thereof) are estimated, the amount of such Damages (or such portion thereof) as finally determined) on demand or, in the case of any notice in which the Damages (or any portion thereof) are estimated, on such later date when the amount of such Damages (or such portion thereof) becomes finally determined, in either case, subject to the limitations of this Section 7.

(c)    If the Indemnifying Party delivers an Indemnification Dispute Notice, then the Indemnified Party and the Indemnifying Party shall attempt in good faith to resolve any such objections raised by the Indemnifying Party in such Indemnification Dispute Notice. If the Indemnified Party and the Indemnifying Party agree to a resolution of such objection, then a memorandum setting forth the matters conclusively determined by the Indemnified Party and the Indemnifying Party shall be prepared and signed by both Parties, and shall be binding and conclusive upon the Parties hereto.

(d)    If no such resolution can be reached during the 30-day period following the Indemnified Party’s receipt of a given Indemnification Dispute Notice, then upon the expiration of such 30-day period (or such longer period as may be mutually agreed), the Indemnified Parties shall be entitled to pursue all remedies available to them under this Agreement or otherwise at law or in equity with respect to such claims (in each case subject to the terms and limitations set forth in this Agreement).

7.5    Limitations.

(a)    Other than as set forth in this Section 7.5, in no event shall Seller’s aggregate liability to the Purchaser Indemnified Parties for indemnification claims pursuant to this Section 7 exceed the Upfront Purchase Price.

(b)    Seller’s aggregate liability to the Purchaser Indemnified Parties for indemnification claims pursuant to this Section 7 arising out of Section 7.1(b) with respect to the Seller Fundamental Representations or arising out of Section 7.1(d) shall not exceed Five Million Dollars ($5,000,000); provided, however, that the sole method of payment of any amounts above the amount of the Upfront Purchase Price shall be as a set off against any future Milestone Payment to be made to Seller.

(c)    The limitation in this Section 7.5 shall not apply to Seller’s indemnification obligations arising out of Section 7.1(a) or Seller’s Fraud.

(d)    The Parties acknowledge that there shall not be any duplicative recovery for any Damages arising from the same facts and circumstances. To the maximum extent permitted under applicable law, the indemnification provided hereunder shall be the sole and exclusive remedy with respect to Damages of an Indemnified Party.

7.6    Right to Satisfy Indemnification Claims by Reducing Milestone Payments. Purchaser is expressly authorized, but shall not be obligated, to set off up to one hundred percent (100%) of any Damages for which it is entitled to indemnification hereunder (subject to the limitations and requirements set forth in Section 7.5), following final resolution of the claims set forth in any Indemnification Demand pursuant to Section 7.4 or otherwise pursuant to a final non-appealable order or judgment by a court of competent jurisdiction, against any Milestone Payment to be made to Seller.

7.7    Survival and Expiration of Representations, Warranties, Covenants and Agreements, and Indemnification Provision.

(a)    The representations and warranties of Seller contained in this Agreement or any certificate or instrument delivered pursuant to this Agreement shall survive the Closing and remain in full force and effect until the earlier of (i) the Tocagen Merger Closing, and (ii) the one (1) year anniversary of the Closing Date, at which time they shall terminate; provided, however, that the Seller Fundamental Representations shall survive the Closing until the earlier of (A) the Tocagen Merger Closing, and (B) expiration of the applicable statute of limitations.

(b)    The representations and warranties of Purchaser contained in this Agreement or any certificate or instrument delivered pursuant to this Agreement shall survive the Closing and remain in full force and effect until the earlier of (i) the Tocagen Merger Closing, and (ii) the one (1) year anniversary of the Closing Date, at which time they shall terminate; provided, however, that the Purchaser Fundamental Representations shall survive the Closing until the earlier of (A) the Tocagen Merger Closing, and (B) expiration of the applicable statute of limitations.

(c)    With respect to each covenant or agreement contained in this Agreement by Seller or Purchaser, such covenant or agreement shall survive until the last date on which such covenant or agreement is to be performed or, if no such date is specified, until expiration of the applicable statute of limitations.

(d)    The Parties’ indemnification obligations herein shall terminate upon the earlier of (i) the Tocagen Merger Closing, and (ii) the one (1) year anniversary of the Closing Date, except as they relate to a Claim Notice or Indemnification Demand delivered prior to termination of such indemnification obligations; provided, however, that (1) Seller’s indemnification obligations with respect to Section 7.1(a) and the Seller Fundamental Representations shall terminate upon the earlier of (A) the Tocagen Merger Closing, and (B) expiration of the applicable statute of limitations; and (2) Purchaser’s indemnification obligations with respect to Section 7.2(a) and the Purchaser Fundamental Representations shall terminate upon the earlier of (i) the Tocagen Merger Closing, and (ii) expiration of the applicable statute of limitations.

7.8    Tax Treatment of Payments. The Parties agree to treat any payments made pursuant to this Section 7 as adjustments to the Purchase Price for all Tax purposes to the maximum extent permitted by applicable Law.

SECTION 8. CONFIDENTIALITY.

8.1    Confidential Information. Except as expressly provided herein, the Parties agree that the receiving Party shall not publish or otherwise disclose and shall not use for any purpose any information furnished to it by the other Party hereto pursuant to this Agreement that is of the type generally understood to be confidential or proprietary within the pharmaceutical industry (collectively, “Confidential Information”). Notwithstanding the foregoing, Confidential Information shall not include information that, in each case as demonstrated by written documentation:

(a)    was already known to the receiving Party at the time of disclosure, other than under an obligation of confidentiality;

(b)    was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

(c)    became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement; or

(d)    was disclosed to the receiving Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the disclosing Party not to disclose such information to others.

From and after the Closing Date, the Purchased Assets shall be considered the Confidential Information of Purchaser, and Purchaser shall be considered the Party disclosing such Confidential Information under this Section 8.1, without exception of subsection (a) above.

8.2    Permitted Use and Disclosures. Notwithstanding Section 8.1 above, each Party hereto may use or disclose Confidential Information of the other Party to the extent such use or disclosure is reasonably necessary (a) in the exercise of the rights granted to it hereunder (including, without limitation, disclosure to contract manufacturing organizations, contract research organizations, testing labs and other service providers), or (b) in prosecuting or defending litigation, complying with Applicable Laws or otherwise submitting information to tax or other Governmental Bodies; provided that prior to any such disclosure of Confidential Information to a Third Party, such Third Party will be bound by confidentiality obligations at least as protective of the Confidential Information as the provisions under this Section 8.2. If a Party is required by law to make any such disclosure, other than pursuant to a confidentiality agreement, it will give reasonable advance notice to the other Party of such disclosure and, save to the extent inappropriate in the case of Patent applications or the like, will use its reasonable efforts to secure confidential treatment of such information in consultation with the other Party prior to its disclosure (whether through protective orders or otherwise) and disclose only the minimum necessary to comply with such law; provided that such Confidential Information disclosed accordingly shall only lose its confidentiality protection for purposes of such legal disclosure.

8.3    Nondisclosure of Terms. Subject to Section 8.1, each Party agrees not to disclose the terms of this Agreement to any Third Party without the prior written consent of the other Party hereto, which consent shall not be unreasonably withheld, except to such Party’s attorneys, advisors and others on a need to know basis in each case under consistent with customary practice under circumstances that protect the confidentiality thereof, or to the extent required by law. If a Party is required by law to make any such disclosure, other than pursuant to a confidentiality agreement, it will give reasonable advance notice to the other Party of such disclosure and, save to the extent inappropriate in the case of Patent applications or the like, will use its reasonable efforts to secure confidential treatment of such information in consultation with the other Party prior to its disclosure (whether through protective orders or otherwise) and disclose only the minimum necessary to comply with such law; provided that such Confidential Information disclosed accordingly shall only lose its confidentiality protection for purposes of such legal disclosure.

SECTION 9. CONDITIONS TO CLOSING

9.1    Conditions to Obligations of Seller. The obligation of the Seller to consummate the Transactions is subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived by the Seller in its sole discretion, and all of which shall be deemed to have been waived or satisfied for all purposes upon consummation by the Parties of the Closing:

(a)    Purchaser Notification. The Purchaser shall have notified the Seller that the Purchaser has raised sufficient capital to pay the Upfront Purchase Price and has necessary seed funding as solely determined by Purchaser.

(b)    Representations, Warranties and Covenants of the Purchaser. All representations and warranties made by the Purchaser in this Agreement shall be true and correct in all material respects on and as of the Closing Date as if again made by the Purchaser on and as of such date. Purchaser shall have performed and complied in all material respects with all of its covenants required to be performed by it under this Agreement at or prior to the Closing Date.

(c)    No Violation of Orders. No preliminary or permanent injunction or other order issued by any court or other Governmental Body, domestic or foreign, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any Governmental Body, domestic or foreign, that declares this Agreement or any of the Ancillary Agreements invalid or unenforceable in any respect or which prevents the consummation of the Transactions shall be in effect.

(d)    Purchaser Closing Documents. The Purchaser shall have delivered to the Seller the following documents:

(i)    a copy of the resolutions duly adopted by the Purchaser’s Board of Directors authorizing the execution, delivery and performance of this Agreement and the Ancillary Agreements to which the Purchaser is a party and the consummation of the Transactions, as in effect as of the Closing Date, certified by an officer of the Purchaser;

(ii)    a certificate (dated not less than 5 Business Days prior to the Closing Date) of the Secretary of State of Delaware as to the good standing of the Purchaser in such jurisdiction;

(iii)    an executed counterpart to each Ancillary Agreement to which it is party; and

(iv)    a certificate of a duly authorized officer of Purchaser, dated as of the Closing Date, certifying as to the matters set forth in Sections 9.1(b) and (c).

9.2    Conditions to Obligations of Purchaser. The obligation of the Purchaser to consummate the Transactions is subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived by the Purchaser in its sole discretion, and all of which shall be deemed to have been waived or satisfied for all purposes upon consummation by the Parties of the Closing:

(a)     [***].

(b)    Representations, Warranties and Covenants of the Seller. All representations and warranties made by the Seller in this Agreement shall be true and correct in all material respects on and as of the Closing Date as if again made by the Seller on and as of such date. Seller shall have performed and complied in all material respects with all of its covenants required to be performed by it under this Agreement at or prior to the Closing Date.

(c)    No Violation of Orders. No preliminary or permanent injunction or other order issued by any court or other Governmental Body, domestic or foreign, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any Governmental Body, domestic or foreign, that declares this Agreement or any of the Ancillary Agreements invalid or unenforceable in any respect or which prevents the consummation of the Transactions shall be in effect.

(d)    No Material Adverse Effect. No Material Adverse Effect, and no event shall have occurred or circumstance exist that, in combination with any other events or circumstances, could reasonably be expected to have a Material Adverse Effect, shall have occurred.

(e)    Seller Closing Documents. The Seller shall have delivered to the Purchaser the following:

(i)    an executed counterpart to each Ancillary Agreement to which it is party;

(ii)    a receipt for the payment of the Upfront Purchase Price; and

(iii)    a certificate of a duly authorized officer of Seller, dated as of the Closing Date, certifying as to the matters set forth in Sections 9.2(b), (c) and (d);

(iv)    the Purchased Assets; and

(v)    evidence, reasonably satisfactory to the Purchaser, that all Liens (other than Permitted Liens) affecting the Purchased Assets have been released.

SECTION 10. TERMINATION

10.1    Termination of Agreement by Purchaser or Seller. Purchaser or Seller may terminate this Agreement prior to the Closing, as provided below:

(a)    Purchaser and Seller may terminate this Agreement by mutual written consent; and

(b)    Purchaser or Seller may terminate this Agreement if the Closing shall not have occurred by the earlier of (a) the Tocagen Merger Closing, and (b) May 31, 2020; provided, however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to any Party whose breach of this Agreement has been a principal cause of or resulted in the failure of the Closing to occur on or before such date.

[***]=CERTAIN CONFIDENTIAL INFORMATION OMITTED

10.2    Termination of Agreement by Seller. Seller may terminate this Agreement, at any time prior to the Closing, if (a) Seller has received a Superior Offer, and (b) Seller concurrently terminates this Agreement and enters into a Permitted Alternative Agreement with respect to such Superior Offer.

10.3    Termination of Agreement. Any termination of this Agreement pursuant to Section 10.1 or Section 10.2 above shall be effective immediately upon delivery of a valid written notice of the terminating Party to the other Party hereto. If any Party terminates this Agreement pursuant to Section 10.1 or Section 10.2, all obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party for willful breaches of this Agreement). Notwithstanding the foregoing, the provisions of Section 11 shall survive the termination of this Agreement and the provisions of Section 7 above shall survive termination of this Agreement.

SECTION 11. MISCELLANEOUS PROVISIONS

11.1    Amendment. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by an authorized representative of each Party.

11.2    Expenses. Unless otherwise set forth in this Agreement, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such expenses.

11.3    Waiver.

(a)    No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b)    No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

11.4    Entire Agreement; Counterparts. This Agreement, including the Ancillary Agreements, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof and thereof. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. This Agreement may be executed by facsimile or electronic transmission, each of which shall be deemed an original.

11.5    Applicable Law; Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In any action between any of the Parties arising out of or relating to this Agreement or of the Transactions: (a) each of the Parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the courts of the State of California and any state appellate court therefrom located within the State of California (or, only if such court declines to accept jurisdiction over a particular matter, any state or federal court within the State of California); and (b) if any such action is commenced in a state court, then, subject to applicable Law, no Party shall object to the removal of such action to any federal court located in California. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto. Each Party hereby waives, to the fullest extent permitted by Law, any right to trial by jury of any claim, demand, action, or cause of action (i) arising under this Agreement or (ii) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or the Transactions, in each case, whether now existing or hereafter arising, and whether in contract, tort, equity, or otherwise. Each Party hereby further agrees and consents that any such claim, demand, action, or cause of action shall be decided by court trial without a jury and that the Parties may file a copy of this Agreement with any court as written evidence of the consent of the Parties to the waiver of their right to trial by jury.

11.6    Assignability. Neither this Agreement nor any of the rights hereunder may be assigned (whether by merger, consolidation, sale or otherwise) by Seller or Purchaser without the prior written consent of the other Party, and any attempted assignment of this Agreement or any of such rights without such consent shall be void and of no effect; provided, however, that either Party may assign this Agreement as a whole without such consent in connection with the acquisition (whether by merger, consolidation, sale or otherwise) of such Party or of that part of such Party’s business to which this Agreement relates, as long as such Party provides written notice to the other Party of such assignment and the assignee thereof agrees in writing to assume and be bound as the assigning Party hereunder. Subject to the foregoing, this Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties hereto and their respective successors and assigns.

11.7    Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

11.8    Notices. Any notice or other communication required or permitted to be delivered to any Party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) upon receipt when delivered by hand, (b) upon transmission, if sent by electronic transmission (with receipt verified by electronic confirmation), or (c) one Business Day after being sent by courier or express delivery service, provided that in each case the notice or other communication is sent to the address set forth beneath the name of such Party below (or to such other address or e-mail address as such Party shall have specified in a written notice given to the other Party hereto):

if to Purchaser:

Abintus Bio, Inc.

[***]

Attention: Nicholas A. Boyle

E-mail: [***]

if to Seller:

Tocagen Inc.

4445 Eastgate Mall, Suite 200

San Diego, CA 92121

Attention: Legal

E-mail: contracts@tocagen.com

[***]=CERTAIN CONFIDENTIAL INFORMATION OMITTED

in the case of notices to Seller with a copy to (which shall not constitute notice):

Adkins Black LLP

1100 Bellevue Way NE, # 8A-914

Bellevue, WA 98004

Attention: David Phinney

E-mail: dphinney@adkinsblack.law

in the case of notices to Purchaser with a copy to (which shall not constitute notice):

Cooley LLP

4401 Eastgate Mall

San Diego, CA 92121-1909

Attention: Karen Deschaine

E-mail: kdeschaine@cooley.com

11.9    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

11.10    Specific Performance. Each Party hereto agrees that this Agreement is intended to be legally binding and specifically enforceable pursuant to its terms and that Purchaser and Seller would be irreparably harmed if any of the provisions of this Agreement are not performed in accordance with their specific terms and that monetary damages would not provide adequate remedy in such event. Accordingly, in addition to any other remedy to which a non-breaching Party may be entitled at law, a non-breaching Party shall be entitled to seek injunctive relief to prevent breaches of this Agreement and to specifically enforce the terms and provisions hereof, in each case without posting a bond or undertaking, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other Party has an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

11.11    Construction.

(a)    For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b)    This Agreement is written and executed in the English language. Any translation into any other language shall not be an official version of this Agreement and in the event of any conflict in interpretation between the English version and such translation, the English version shall prevail.

(c)    The Parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.

(d)    As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(e)    Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits or Schedules to this Agreement.

(f)    The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(g)    All amounts payable under this Agreement shall be calculated and paid in U.S. Dollars.

11.12    Disclosure Schedule. The Disclosure Schedule has been arranged, for purposes of convenience only, as separate sections corresponding to the subsections of Section 2 of this Agreement. The representations and warranties contained in Section 2 of this Agreement are subject to (a) the exceptions and disclosures set forth in the part of the Disclosure Schedule corresponding to the particular subsection of Section 2 in which such representation and warranty appears; (b) any exceptions or disclosures explicitly cross-referenced in such part of the Disclosure Schedule by reference to another part of the Disclosure Schedule; and (c) any exception or disclosure set forth in any other part of the Disclosure Schedule to the extent it is reasonably apparent on the face of such disclosure that such exception or disclosure is intended to qualify such representation and warranty. No reference to or disclosure of any item or other matter in the Disclosure Schedule shall be construed as an admission or indication that such item or other matter is material (nor shall it establish a standard of materiality for any purpose whatsoever) or that such item or other matter is required to be referred to or disclosed in the Disclosure Schedule. The information set forth in the Disclosure Schedule is disclosed solely for the purposes of this Agreement, and no information set forth therein shall be deemed to be an admission by any Party hereto to any Third Party of any matter whatsoever, including of any violation of Law or breach of any agreement. The Disclosure Schedule and the information and disclosures contained therein are intended only to qualify and limit the representations, warranties and covenants of Seller contained in this Agreement. Matters reflected in the Disclosure Schedule are not necessarily limited to matters required by this Agreement to be reflected in the Disclosure Schedule. Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature.

11.13    Bankruptcy. All rights granted under this Agreement including any under the exhibits to this Agreement will be considered for purposes of section 365(n) of 11 U.S.C. (the “Bankruptcy Code”) licenses of rights to “intellectual property” as defined under section 101(56) of the Bankruptcy Code. The Parties agree that each Party will retain and may fully exercise all of its rights and elections under the Bankruptcy Code. In the event that a Party seeks or is involuntarily placed under the protection of the Bankruptcy Code, and the trustee in bankruptcy rejects this Agreement, the other Party may elect, pursuant to section 365(n), to retain all rights granted to it with respect to the license rights granted hereunder to the extent permitted by law. Upon the written request of a Party to the other Party or the applicable bankruptcy trustee, the other Party or the applicable bankruptcy trustee will not interfere with the rights of the requesting Party as provided in this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

ABINTUS BIO, INC.

By:	/s/ Nicholas A. Boyle, PhD
Name:	Nicholas A. Boyle, PhD
Title:	VP, Corp. Strategy & Bus. Dev.

TOCAGEN INC.

By:	/s/ Marty J. Duvall
Name:	Marty J. Duvall
Title:	CEO

[SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of this Agreement (including this Exhibit A):

“Affiliate” shall mean, with respect to any specified Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.

“Agreement” shall have the meaning set forth in the preamble of this Agreement.

“Ancillary Agreements” shall mean, collectively, the Bill of Sale, the Assignment and Assumption Agreement, the Patent Assignment Agreement and the Cross License and Transition Agreement.

“Assignment and Assumption Agreement” shall mean that certain Assignment and Assumption Agreement, dated as of the Closing Date, in the form attached hereto as Exhibit C.

“Assumed Liabilities” shall have the meaning set forth in Section 1.2 of this Agreement.

“Bankruptcy, Equity and Indemnity Exception” shall have the meaning set forth in Section 2.2 of this Agreement.

“Bankruptcy Event” shall mean that the Seller Files For Bankruptcy within one (1) year of the Closing Date and the Tocagen Merger Closing has not occurred prior to the date Seller Files for Bankruptcy.

“Bill of Sale” shall mean that certain Bill of Sale, dated as of the Closing Date, in the form attached hereto as Exhibit B.

“Business Day” shall mean any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the City of San Diego, United States of America.

“Claim Notice” shall have the meaning set forth in Section 7.3(a) of this Agreement.

“Closing” shall have the meaning set forth in Section 1.5 of this Agreement.

“Closing Date” shall have the meaning set forth in Section 1.5 of this Agreement.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder.

“Commercially Reasonable Efforts” shall mean, with respect to the efforts to be expended by Purchaser or its Affiliate, Licensee or Sublicensee with respect to any objective, activity or decision to be undertaken under this Agreement, the carrying out of development, manufacturing, commercialization and sale activities that are consistent with the efforts and resources normally used by a company in the pharmaceutical and drug delivery fields in the exercise of its commercially reasonable business practices relating to the development, manufacture, commercialization and sale of comparable (e.g., similar potential, characteristics and market size) products and technology.

“Confidential Information” shall have the meaning set forth in Section 8.1 of this Agreement.

“Consent(s)” shall mean any consent, approval or waiver.

“Contract” shall mean any binding, written contract, plan, undertaking, arrangement, concession, understanding, agreement, agreement in principle, franchise, permit, instrument, license, lease, sublease, note, or other binding, written commitment.

“Controlling Party” shall have the meaning set forth in Section 7.3(c) of this Agreement.

“Cross License and Transition Agreement” shall mean that certain Cross License and Transition Agreement, dated as of the Closing Date, substantially in the form attached hereto as Exhibit E, subject to Section 1.12.

“Damages” shall mean losses, costs, Taxes, damages and expenses, including reasonable out-of-pocket attorneys’ fees and expenses and reasonable fees and expenses of other professionals and experts, that have been incurred or properly paid by an Indemnified Party; provided, however, that (a) “Damages” shall not include any punitive damages (in each case, except to the extent paid or payable by an Indemnified Party to a Third Party in connection with a Third-Party Claim); and (b) for purposes of computing the amount of Damages incurred or paid by a Person, there shall be deducted an amount equal to the amount of any insurance proceeds that are actually received by such Person or on behalf of such Person by any of such Person’s Affiliates in connection with such Damages or the circumstances giving rise thereto (net of any costs and expenses reasonably incurred, or any increase in premiums or other penalties suffered, by such Person in collecting such amounts).

“Disclosure Schedule” shall mean the disclosure schedule that has been prepared by Seller and delivered to Purchaser on the Closing Date.

“EMA” shall mean the European Medicines Agency or any successor agency having substantially the same functions or, if the mutual recognition procedure is used for the Product in the European Union, any governmental authority having the authority to regulate the sale of medicinal or pharmaceutical products in any country in the European Union. This will continue to include the Medicines and Healthcare Products Regulatory Agency (MHRA), or any successor agency having substantially the same functions, in the United Kingdom if the United Kingdom leaves the EU.

“Entity” shall mean any corporation (including any nonprofit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

“European Union” or “EU” shall mean the European Union. This will continue to include the United Kingdom even if it leaves the European Union.

“Excluded Assets” shall have the meaning set forth in Section 1.3 of this Agreement.

“Exploit” shall mean, with respect to a product, to use, sell or offer for sale, import, research, develop, make, have made, conduct or have conducted regulatory activities with respect to, register, hold or keep (whether for disposal or otherwise), have used, export, transport, distribute, promote, market or have sold or otherwise commercialize or dispose of such product. “Exploitation” shall mean the act of Exploiting a product.

“FDA” shall mean the U.S. Food and Drug Administration, or any successor agency thereto.

“Files for Bankruptcy” shall mean that Seller (a) becomes the subject of any proceedings under the United States or foreign bankruptcy laws relating to its liquidation, insolvency or for the appointment of a receiver or similar officer for it, which is not discharged in its favor with prejudice within thirty (30) days thereafter; (b) files a petition or other document seeking relief under the United States or foreign bankruptcy laws; or (c) has filed against it, a petition or other document seeking relief under the United States or foreign bankruptcy laws, which is not discharged with prejudice within thirty (30) days thereafter.

“Former Employer” shall have the meaning set forth in Section 2.4(c) of this Agreement.

“Fraud” shall mean any actual fraud as determined under common law.

“GAAP” shall mean U.S. generally accepted accounting principles.

“Governmental Body” shall mean any national, federal, regional, state, provincial, local, or foreign or other governmental authority or instrumentality, legislative body, court, administrative agency, regulatory body, commission or instrumentality, including any multinational authority having governmental or quasi-governmental powers, or any other industry self-regulatory authority or arbitral body.

“Indemnification Demand” shall have the meaning set forth in Section 7.4(a) of this Agreement.

“Indemnification Dispute Notice” shall have the meaning set forth in Section 7.4(b) of this Agreement.

“Intellectual Property” shall mean all intellectual property, including the following items of intangible property, and all rights associated therewith in any jurisdiction and tangible embodiments thereof:

(a)    Patents;

(b)    trademarks, trade names, service marks, designs, logos, trade dress, and trade styles and other indicia of origin, whether or not registered, and all registrations and pending applications for registration of the same and renewals thereof and all goodwill associated therewith;

(c)    works of authorship, copyrights, whether or not registered, and all registrations and pending applications for registration of the same and renewals thereof and database rights;

(d)    domain names and URLs;

(e)    Know-How; and

(f)    computer programs, including, without limitation, computer programs embodied in semiconductor chips or otherwise embodied, and related flow-charts, programmer notes, updates and data, whether in object or source code form.

“IP Agreement” shall have the meaning set forth in Section 2.4(h) of this Agreement.

“IRS” shall mean the Internal Revenue Service.

“Knowledge” shall mean the actual knowledge, after reasonable inquiry, or constructive knowledge of a fact or other matter, of the following Persons: Nicholas A. Boyle, Douglas Jolly, Carlos Ibañez, Derek Ostertag, Amy Lin, Cory Bentley, Daniel Hogan, Sophie Viaud, Harry Gruber, Mark Foletta and Marty

Duvall. With respect to Intellectual Property, “reasonable inquiry” does not require Seller or any employee of Seller to conduct, have conducted, obtain, or have obtained any freedom-to-operate opinions or similar opinions of counsel or any patent, trademark, or other Intellectual Property clearance searches, and no knowledge of any third party patents, trademarks, or other Intellectual Property that would have been revealed by such inquiries, opinions or searches will be imputed to Seller or any of its employees, unless such omission constitutes objective recklessness.

“Know-How” shall mean all technology, technical information, know-how, intellectual property and data, including, without limitation, inventions (whether or not patented, patentable or reduced to practice), improvements, discoveries, trade secrets, specifications, instructions, logs, reports, written disclosures, ideas, processes, methods, formulations, formulae, protocols, materials, assays, screens, algorithms, software, source code, models, databases, expertise and other technology applicable to formulations, compositions or products or to their manufacture, development, registration, use or marketing or to methods of assaying or testing them or processes for their manufacture, formulations containing them or compositions incorporating or comprising them, and including all biological, chemical, pharmacological, biochemical, toxicological, pharmaceutical, physical and analytical, safety, quality control, manufacturing, nonclinical, preclinical and clinical data, regulatory data and filings, instructions, processes, formulae, expertise and information, relevant to the research, development, manufacture, use, importation, offering for sale or sale of, and/or which may be useful in studying, testing, developing, producing or formulating, products, or intermediates for the synthesis thereof and chemistry, manufacturing and control information and data, lab notebooks, Patent data and records, stability, technology, test and other data and results.

“Law” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, common law, rule, regulation, executive order, injunction, judgment, order, award, decree, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

“Legal Proceeding” shall mean any action, suit, charge, complaint, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Liability” or “Liabilities” shall mean any and all debts, liabilities, costs, guarantees, commitments, assessments, expenses, claims, losses, Damages, deficiencies and obligations, whether accrued or fixed, known or unknown, liquidated or unliquidated, asserted or unasserted, absolute or contingent, matured or unmatured, determined or determinable, accrued or not accrued, due or to become due, direct or indirect, whenever or however arising (including whether arising out of any contract, common law or tort based on negligence or strict liability) and whether or not the same would be required by GAAP to be reflected in financial statements or disclosed in the notes thereto.

“Licensed Know-How” shall mean Know-How licensed to Purchaser pursuant to the Cross License and Transition Agreement.

“Licensed Patents” shall mean the Patents licensed to Purchaser pursuant to the Cross License and Transition Agreement.

“Licensee” shall mean any individual, partnership, corporation, trust or any other entity that has legal capacity to own property in their own name or to be sue or be sued to whom a license under the Transferred IP is granted.

“Lien” or “Liens” shall mean all mortgages, encumbrances, security interests, claims, charges or pledges.

“Marketing & Reimbursement Approval” shall mean the receipt of all Regulatory Approvals necessary for the commercialization of any Product in a given country or regulatory jurisdiction, including approval of price and/or reimbursement if required by Applicable Law for a Product in such country or regulatory jurisdiction.

“Material Adverse Effect ” means any event, occurrence, fact or change that is or would reasonably be expected to be materially adverse to the Purchased Assets.

“Milestone Event” shall have the meaning set forth in Section 1.8(a) of this Agreement.

“Milestone Notice” shall have the meaning set forth in Section 1.8(a) of this Agreement.

“Milestone Payment” or “Milestone Payments” shall have the meaning set forth in Section 1.8(a) of this Agreement.

“Net Sales” shall mean, with respect to a Product for any period, the gross amount billed or invoiced by Purchaser, its Affiliates or its or their Licensee or Sublicensees to Third Parties for the sale of a Product, less deductions for:

(1)    normal and customary trade, quantity, and prompt settlement discounts (including chargebacks and allowances) actually allowed;

(2)    adjustments, including, but not limited to, pricing adjustments and billing errors, and amounts repaid or credited by reason of rejection, return or recall of goods, rebates or bona fide price reductions, and the actual amount of any write-offs for bad debt (provided, however, that any amount subsequently recovered will be treated as Net Sales);

(3)    freight, postage, shipping, and insurance expenses to the extent that such items are separately stated on the invoice and included in the gross amount invoiced;

(4)    customs and excise duties, sales, consumption, value added and other taxes related to sales to the extent that such items are added to the sale price in accordance with Purchaser’s normal accounting practice and separately stated on the invoice and included in the gross amount invoiced, and which are actually paid;

(5)    rebates and similar payments required by law, which are made with respect to sales paid for by any governmental or regulatory authority such as, by way of illustration and not in limitation of the Parties’ rights hereunder, Federal or state Medicaid, Medicare or similar state program or equivalent foreign governmental program;

(6)    usual and customary discounts, chargeback payments, rebates and reimbursements granted to wholesalers and other distributors, pharmacies and other retailers, managed care organizations, group purchasing organizations or other buying groups, pharmacy benefit management companies, health maintenance organizations, and any other providers of health insurance coverages, health care organizations or other health care institutions (including hospitals), health care administrators or patient assistance or other similar programs; and

(7)    the portion of administrative fees paid during the relevant time period to group purchasing organizations or pharmaceutical benefit managers relating to such Product.

For purposes of determining Net Sales, a “sale” shall not include transfers or dispositions of such Product for pre-clinical or clinical purposes, as samples or under named patient use, compassionate use, patient assistance, or test marketing programs or other similar programs or studies, in each case without charge, or for testing, evaluation or collaboration purposes, in each case without charge. Purchaser’s, its Affiliates’ or its or their Licensees or Sublicensees’ transfer of any Product to an Affiliate, Licensee or Sublicensee shall not result in any Net Sales, unless such Product is consumed or administered by such Affiliate or Sublicensee in the course of its commercial activities, but the subsequent sale to a Third Party shall be included as Net Sales. With respect to any Product that is consumed or administered by Purchaser or its Affiliates or its or their Licensee or Sublicensees (other than for pre-clinical or clinical purposes), Net Sales shall include any amount received with respect to such consumption or administration, including any services provided in connection therewith.

Subject to the above, Net Sales shall be calculated in accordance with the applicable standard internal policies and procedures of Purchaser, its Affiliates or its or their Licensees or Sublicensees, which must be in accordance with GAAP or the standard accounting practice in the country where the Net Sales occurs.

“Non-Controlling Party” shall have the meaning set forth in Section 7.3(c) of this Agreement.

“NV Technology” shall mean non-replicating vectors, including retroviral non-replicating vectors, diagnostic assays related to non-replicating vectors, and compositions, uses and methods of manufacturing the foregoing. For the avoidance of doubt, NV Technology includes retroviral non-replicating vectors encompassing a chimeric antigen receptor to transduce cells to induce a therapeutic effect, and compositions and uses thereof.

“Organizational Documents” shall mean with respect to any Entity, as applicable, the legal organizational and governing documents of such Entity, including the certificate of incorporation, certificate of formation, certificate of limited partnership, bylaws, limited liability company agreement, operating agreement, agreement of limited partnership, shareholders’ agreement and stockholders’ agreement, in each case, as currently in effect.

“Patent Assignment Agreement” shall mean that certain Patent Assignment Agreement, dated as of the Closing Date, in the form attached hereto as Exhibit D.

“Patents” shall mean all patents and patent applications (including provisional applications) and patent disclosures, and including all divisionals, continuations, substitutions, continuations-in-part, re-examinations, re-issues, additions, renewals, extensions, confirmations, registrations, any confirmation patent or registration patent or patent of addition based on any such patent, patent term extensions, and supplemental protection certificates or requests for continued examinations, foreign counterparts, and the like of any of the foregoing.

“Permitted Alternative Agreement” means a definitive agreement that contemplates or otherwise relates to an acquisition of at least a substantial portion of the Purchased Assets that constitutes a Superior Offer.

“Permitted Liens” shall mean (i) Liens for Taxes not yet due and payable; (ii) licenses and other rights granted to third Persons pursuant to Transferred Contracts and to Seller under the Cross License and Transition Agreement; and (iii) Liens imposed by Law such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens and other similar liens arising in the ordinary course of business securing obligations that are not overdue for a period of more than 30 days.

“Person” shall mean any individual, Entity or Governmental Body.

“Post-Closing Tax Period” shall mean any taxable period beginning after the Closing Date, and the portion beginning after the Closing Date for any Straddle Period.

“Pre-Closing Tax Period” shall mean any taxable period ending on or before the Closing Date, and the portion through the end of the Closing Date for any Straddle Period.

“Product” shall mean any product based on NV Technology, regardless of payload, and any product based on Stem Cell Technology, regardless of payload, and in each case for all fields of use.

“Product Obligation End Date” shall have the meaning set forth in Section 1.8(b) of this Agreement.

“Purchase Price” shall have the meaning set forth in Section 1.7 of this Agreement.

“Purchased Assets” shall have the meaning set forth in Section 1.1 of this Agreement.

“Purchaser” shall have the meaning set forth in the preamble to this Agreement.

“Purchaser Fundamental Representations” shall mean the representations and warranties of Purchaser made pursuant to Sections 3.1, 3.2, 3.3 and 3.4.

“Purchaser Indemnified Party” shall have the meaning set forth in Section 7.1 of this Agreement

“Registered IP” shall mean the Transferred Patents and Licensed Patents.

“Regulatory Approval” shall mean, in a particular country or regulatory jurisdiction, any and all approvals (including pricing and reimbursement approvals), licenses, registrations or authorizations of any Regulatory Authority or any other Governmental Body (including INDs, product approvals, pricing approvals, import permits, and, in each case any supplements and amendments thereto) necessary or useful for the testing, commercial manufacture, distribution, marketing, promotion, offer for sale, use, import, export and sale of any compound or (bio)pharmaceutical product in a given country or regulatory jurisdiction.

“Regulatory Authority” shall mean, in a particular country or regulatory jurisdiction, any applicable supranational, national, regional, state or local regulatory agency, department, bureau, commission, council or other Governmental Body involved in granting Regulatory Approval for a product in such country or regulatory jurisdiction, including without limitation, the FDA and EMA.

“Released Employee” shall have the meaning set forth in Section 5.2 of this Agreement.

“Retained Liabilities” shall have the meaning set forth in Section 1.4 of this Agreement.

“SAFC” shall have the meaning set forth in Section 5.3 of this Agreement.

“SAFC Agreement” shall have the meaning set forth in Section 5.3 of this Agreement.

“Seller” shall have the meaning set forth in the preamble to this Agreement.

“Seller Fundamental Representations” shall mean the representations and warranties of Purchaser made pursuant to Sections 2.1, 2.2, 2.3(a), 2.3(b), 2.4(a)(ii), 2.4(b), 2.4(f), 2.4(h), 2.4(i), 2.4(j), 2.8, 2.9 and 2.11.

“Seller Indemnified Party” shall have the meaning set forth in Section 7.2 of this Agreement

“Seller Representative” shall have the meaning set forth in Section 2.4(c) of this Agreement.

“Stem Cell Technology” shall mean long lived, non-malignant cells that are capable of homing to or not leaving if placed within a particular tissue or cell type (e.g., a tumor microenvironment), and including diagnostic assays related to such cells, and compositions, uses and methods of manufacturing the foregoing.

“Straddle Period” shall mean any taxable period that includes (but does not end on) the Closing Date.

“Sublicensee” shall mean any individual, partnership, corporation, trust or any other entity that has legal capacity to own property in their own name or to be sue or be sued to whom a sublicense under the Licensed Patents and/or Licensed Know-How is granted.

“Superior Offer” means a bona fide written proposal to acquire at least a substantial portion of the Purchased Assets that is on terms and conditions that the Seller’s Board of Directors determines in good faith, based on such matters that it deems relevant (including the likelihood of consummation thereof), as well as any written offer by the Purchaser to amend the terms of this Agreement, and following consultation with its outside legal counsel and outside financial advisors, if any, are more favorable, from a financial point of view, to Seller’s stockholders than the terms of the transactions contemplated by this Agreement.

“Tax” or “Taxes” shall mean all (i) U.S. federal, state or local or non-U.S. income, franchise, profits, capital gains, capital stock, transfer, sales, use, occupation, real property, personal property, excise, severance, windfall profits, escheat, unclaimed property, stamp, stamp duty reserve, license, payroll, withholding, backup withholding, ad valorem, value added, alternative or add-on minimum, environmental (including taxes under Code Section 59A), customs, duties, social security (or similar), unemployment, disability, registration and other taxes of any kind whatsoever, whether disputed or not, together with all estimated taxes, deficiency assessments, additions to tax, penalties and interest; (ii) any liability for the payment of any amount of a type described in clause (i) arising as a result of being or having been a stockholder of any affiliated, consolidated, combined, unitary or other group or being or having been included or required to be included in any tax return related thereto; and (iii) any liability for the payment of any amount of a type described in clause (i) or clause (ii) as a transferee or successor, by Contract or operation of Law, or otherwise.

“Tax Return” shall mean any return, declaration, notice, statement, report, tax filing or form (including estimated Tax returns and reports, withholding Tax returns and reports, any schedule or attachment, and information returns and reports) filed or required to be filed with respect to Taxes (including any amendments thereof), or maintained by any Person, or required to be maintained by any Person, in connection with the determination, assessment or collection of any Tax of any party or the administration of any Laws, regulations or administrative requirements relating to any Tax.

“Tocagen Merger Closing” shall mean the closing of the sale of all or substantially all assets of Seller or the merger of Seller into or with a Third Party.

“Third Party” shall mean, with respect to any Party, any Person other than such Party or an Affiliate of such Party.

“Third Party Claim” shall have the meaning set forth in Section 7.3(a) of this Agreement.

“Transactions” shall have the meaning set forth in the recitals.

“Transfer Taxes” shall have the meaning set forth in Section 6.2(c) of this Agreement.

“Transferred Contracts” shall have the meaning set forth in Section 1.1(d) of this Agreement.

“Transferred Equipment” shall mean the materials listed on Schedule 1.1(e) of this Agreement.

“Transferred IP” shall mean the Transferred Patents and Transferred Know-How.

“Transferred Know-How” shall have the meaning set forth in Section 1.1(f) of this Agreement.

“Transferred Listed Know-How” shall have the meaning set forth in Section 1.1(f) of this Agreement.

“Transferred Materials” shall mean the materials listed on Schedule 1.1(c) of this Agreement.

“Transferred Patents” shall have the meaning set forth in Section 1.1(a) of this Agreement.

“Transferred Records” shall have the meaning set forth in Section 1.1(b) of this Agreement.

“Upfront Purchase Price” shall have the meaning set forth in Section 1.7 of this Agreement.

EXHIBIT B

FORM OF BILL OF SALE

[omitted as immaterial]

B-1

EXHIBIT C

FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

[omitted as immaterial]

C-1

EXHIBIT D

FORM OF PATENT ASSIGNMENT AGREEMENT

[omitted as immaterial]

D-1

EXHIBIT E

FORM OF CROSS LICENSE AND TRANSITION AGREEMENT

[omitted as immaterial]

E-1

Schedule 1.1(a)

TRANSFERRED PATENTS

[***]

[***]=CERTAIN CONFIDENTIAL INFORMATION OMITTED

Schedule 1.1(b)

TRANSFERRED RECORDS

[***]

[***]=CERTAIN CONFIDENTIAL INFORMATION OMITTED

Schedule 1.1(c)

TRANSFERRED MATERIALS

[***]

[***]=CERTAIN CONFIDENTIAL INFORMATION OMITTED

Schedule 1.1(d)

TRANSFERRED CONTRACTS

[***]

[***]=CERTAIN CONFIDENTIAL INFORMATION OMITTED

Schedule 1.1(e)

TRANSFERRED EQUIPMENT

[***]

[***]=CERTAIN CONFIDENTIAL INFORMATION OMITTED

Schedule 1.1(f)

TRANSFERRED LISTED KNOW-HOW

[***]

[***]=CERTAIN CONFIDENTIAL INFORMATION OMITTED

Schedule 1.11

PURCHASE PRICE ALLOCATION

Asset	Value
Equipment	[***]
Intellectual Property	[***]

[***]=CERTAIN CONFIDENTIAL INFORMATION OMITTED

Schedule 2.8

CONSENTS

The following Contracts require consent to assign:

Counterparty	Contract Title	Date
[***	***	***
***	***	***]

[***]=CERTAIN CONFIDENTIAL INFORMATION OMITTED

AMENDMENT NO. 1 TO ASSET PURCHASE AGREEMENT

This Amendment No. 1 to Asset Purchase Agreement (“Amendment No. 1”) is effective as of April 10, 2020 (“Amendment No. 1 Effective Date”) and amends the Asset Purchase Agreement by and between ABINTUS BIO, INC., a Delaware limited liability company (“Purchaser”) and TOCAGEN INC., a Delaware corporation (“Seller”), dated as of April 9, 2020 (the “Agreement”).

WHEREAS, Purchaser and Seller are Parties to the Agreement and are entering into this Amendment No. 1 to amend certain terms regarding the Cross License and Transition Agreement.

NOW, THEREFORE, the Parties agree as follows:

1.	Defined Terms. Any terms that are used but not defined in this Amendment No. 1 will have the same meanings as in the Agreement.

2.	Definition of Cross License and Transition Agreement. In Exhibit A, the definition of Cross License and Transition Agreement is deleted in its entirety and replaced with the following new definition:

“Cross License and Transition Agreement” shall mean that certain Cross License and Transition Agreement between Purchaser and Seller, dated as of April 10, 2020.

3.	Definition of Ancillary Agreements. In Exhibit A, the definition of Ancillary Agreements is deleted in its entirety and replaced with the following new definition:

“Ancillary Agreements” shall mean, collectively, the Bill of Sale, the Assignment and Assumption Agreement and the Patent Assignment Agreement.

4.	Deletion of Section 1.12. Section 1.12 of the Agreement is deleted in its entirety.

5.	Deletion of Exhibit E. Exhibit E to the Agreement is deleted in its entirety.

6.

Effect of Amendment. Except as expressly amended above, all of the terms and conditions of the Agreement remain unchanged and in full force and effect. The Agreement, as amended by this Amendment No. 1, contains the entire understanding of the Parties with respect to the subject matter hereof. This Amendment No. 1 may be executed in counterparts, each of which shall be deemed an original, and all of which, taken together, shall constitute one and the same agreement. No modification, amendment, or waiver of this Amendment No. 1 will be effective unless in writing and executed and delivered by both Parties.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties hereto have entered into this Amendment No. 1 as of the Amendment No. 1 Effective Date.

ABINTUS BIO, INC.

By:	/s/ Nicholas A. Boyle
Name:	Nicholas A. Boyle
Title:	Chief Executive Officer

TOCAGEN INC.

By:	/s/ Marty J. Duvall
Name:	Marty J. Duvall
Title:	Chief Executive Officer

[SIGNATURE PAGE TO AMENDMENT NO. 1 TO ASSET PURCHASE AGREEMENT]